Exhibit 99.1

Contact: William H. Galligan, 816-983-1551 bgalligan@kcsouthern.com

Kansas City Southern de Mexico Experiencing Service Disruptions

Due to Civil Protests

Kansas City, Mo., July 25, 2016. Over the last several days, Kansas City Southern de Mexico, S.A. de C.V. (KCSM), a subsidiary of Kansas City Southern (KCS) (NYSE: KSU), has been experiencing service interruptions and shipment delays due to a series of civil protests on or near its rail network. The protests are continuing to impede KCSM’s ability to provide efficient freight rail service to its customers.

The track blockages are not the result of any action of KCSM, but part of more generalized civil disobedience directed at the government of Mexico. The protests are also impacting the service of other Mexican railroads and transportation companies. Resolution of the civil protests depends on the intervention and negotiations carried out by the relevant union and governmental authorities. To that end, KCSM, along with other transportation companies and businesses impacted by the civil disturbances, have requested the appropriate authorities to intervene so as to resolve the situation as expeditiously as possible. However, at this time it is not possible to project when regular service will be restored, nor estimate the financial impact, if any, the protests will have on KCSM.

Headquartered in Kansas City, Missouri, KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. KCS’s international holdings include Kansas City Southern de México, S.A. de C.V. (“KCSM”), serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in the Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.